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                                                                     EXHIBIT 4.6

                 Amendment Number 1 dated June 17, 1999 to the
      1997 Stock Incentive Plan of Syntroleum Corporation (formerly, "SLH
                                 Corporation")

          WHEREAS, Syntroleum Corporation, a Kansas corporation formerly named SLH Corporation ("Syntroleum-Kansas") entered into an Agreement and Plan of Merger (the "Merger Agreement") dated as of May 7, 1999 with Syntroleum Corporation, a Delaware corporation ("Syntroleum-Delaware"); and

          WHEREAS, the Merger Agreement provides for the merger of Syntroleum-Kansas with and into Syntroleum-Delaware (the "Merger" and together with the other transactions contemplated thereby, the "Reincorporation"); and

          WHEREAS, Article IV of the Merger Agreement provides that the Stock Option Plans (as defined therein) and other employee benefit and compensation plans and agreements of Syntroleum-Kansas shall be assumed by and become plans and agreements of Syntroleum-Delaware immediately after the Effective Time (as defined therein); and

          WHEREAS, the Plan is a Stock Option Plan as contemplated in the Merger Agreement and therefore was assumed by and continues as a plan and agreement of Syntroleum-Delaware at the Effective Time;

          NOW, THEREFORE, Syntroleum-Delaware does hereby adopt the Plan and does hereby amend the Plan, effective June 17, 1999, to provide for certain other changes as follows:

     1.   The title of the Plan is hereby amended to read as follows:

                            "SYNTROLEUM CORPORATION
                           1997 STOCK INCENTIVE PLAN"

     2. Section 1 of the Plan is hereby amended to read in its entirety as follows:


          "1.   PURPOSE

          The Syntroleum Corporation 1997 Stock Incentive Plan is designed to enable Non-Employee Directors of and qualified executive, managerial, supervisory and professional officers and employees of the Company and its Subsidiaries to acquire or increase their ownership of the $.01 par value common stock of the Company on reasonable terms. The opportunity so provided is intended to foster in participants a strong incentive to exert maximum effort for the continued success and growth of the Company and its Subsidiaries and the enhancement of stockholders' interests, to aid in retaining individuals who exert such efforts and to assist in attracting the best available individuals in the future."

     3. Section 2.1 of the Plan is hereby amended to read in its entirety as follows:
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          "2.1  'Board' means the Board of Directors of Syntroleum Corporation, a Delaware corporation.

     4. Section 2.4 of the Plan is hereby amended to read in its entirety as follows:

          "2.4  'Company' means Syntroleum Corporation, a Delaware corporation.



                              SYNTROLEUM CORPORATION,
                              a Delaware corporation



                              /s/ Eric Grimshaw
                              -----------------------------------
                              Eric Grimshaw
                              Secretary